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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 15)*


                               SAFECO CORPORATION
                        --------------------------------
                                (Name of Issuer)

                                Common Stock
                        --------------------------------
                         (Title of Class of Securities)

                                  786429100
                           --------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 5 pages
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CUSIP No. 786429100                   13G/A                    Page 2 of 5 Pages
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         1     NAME OF REPORTING PERSON
               S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                Donald G. Graham, Jr.
                                ###-##-####
--------------------------------------------------------------------------------
         2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                        N/A
                                                        (a)      / /
                                                        (b)      / /
--------------------------------------------------------------------------------
         3     SEC USE ONLY



--------------------------------------------------------------------------------
         4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                 UNITED STATES

--------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER
           NUMBER OF
            SHARES                             125,074 Shares
         BENEFICIALLY
           OWNED BY
                                 -----------------------------------------------
                                 6     SHARED VOTING POWER
             EACH
           REPORTING
                                             6,069,384 Shares
            PERSON
             WITH                -----------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                               125,074 Shares


                                 -----------------------------------------------
                                 8     SHARED DISPOSITIVE POWER


                                             6,069,384 Shares
--------------------------------------------------------------------------------
         9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                6,194,458 Shares

--------------------------------------------------------------------------------
         10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*

--------------------------------------------------------------------------------
         11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 4.92%

--------------------------------------------------------------------------------
         12    TYPE OF REPORTING PERSON*

                                       IN

--------------------------------------------------------------------------------
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                                                                     Page 3 of 5


Item 1 (a):      NAME OF ISSUER

                          SAFECO Corporation


Item 1 (b):      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                          SAFECO Plaza
                          Seattle,  WA  98185


Item 2 (a):      NAME OF PERSON FILING

                          Donald G. Graham, Jr.


Item 2 (b):      ADDRESS OF PRINCIPAL BUSINESS OFFICE


                          1525 One Union Square
                          600 University Street
                          Seattle,  WA  98101-3185


Item 2 (c):      CITIZENSHIP

                          United States


Item 2 (d):      TITLE OF CLASS OF SECURITIES

                          Common Stock


Item 2 (e):      CUSIP NUMBER

                          786429100


Item 3: This statement is not filed pursuant to Rules 13d-1 (b) or 13d-2, and therefore this item is not applicable.
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                                                                     Page 4 of 5


Item 4:   OWNERSHIP

            (a)     Amount Beneficially Owned:

                      6,194,458 shares

            (b)     Percent of Class:

                      4.92%


            (c)     Number of Shares as to Which Such Person Has:

                    (i)      Sole power to vote or direct the vote:

                                 125,074 Shares

                    (ii)     Shared power to vote or direct the vote:

                               6,069,384 Shares

                    (iii) Sole power to dispose or to direct the disposition of:

                                 125,074 Shares

                    (iv) Shared power to dispose or to direct the disposition of:

                               6,069,384 Shares

Item 5:   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS    /X/



Item 6:   OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                          Not Applicable

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.

                          Not Applicable.

Item 8:   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                          Not Applicable

Item 9:   NOTICE OF DISSOLUTION OF GROUP.

                          Not Applicable

Item 10:  CERTIFICATION

                          Not Applicable
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                                                                     Page 5 of 5


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.


 February 9, 1996
---------------------------------
Date


  /s/ Donald G. Graham, Jr.
---------------------------------
Signature


  Donald G. Graham, Jr.
---------------------------------
Name